Exhibit 10.16

O Y S T E R   P O I N T  M A R I N A  P L A Z A

Tenth Amendment to Office Lease

THIS TENTH AMENDMENT TO OFFICE LEASE (the “Tenth Amendment”) is made and entered into as of June 15, 2010, by and between KASHIWA FUDOSAN AMERICA, INC., a California corporation (“Landlord”) and TITAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Recitals

A.      Landlord and Tenant have heretofore entered into that certain lease dated February 14, 1996 (the “Lease”) for premises originally described as Suite 505 (the “Premises”), initially containing approximately 3,866 rentable square feet of space in the building located at 400 Oyster Point Boulevard, South San Francisco, California (the “Building”), which forms part of the office building complex commonly known as Oyster Point Marina Plaza (the “Complex”).

B.      The Lease has heretofore been amended by the following instruments (collectively the “Addenda”):

(i) First Amendment to Lease dated as of March 25, 1997;

(ii) Second Amendment to Lease dated as of May 22, 1998;

(iii) Third Amendment to Lease dated as of November 11, 2000;

(iv) Fourth Amendment to Lease dated as of April 9, 2001;

(v) Fifth Amendment to Lease dated as of December 5, 2001;

(vi) Sixth Amendment to Lease dated as of August 1, 2002;

(vii) Seventh Amendment to Lease dated as of October 1, 2004;

(viii) Eighth Amendment to Lease dated as of May 22, 2007; and

(ix) Ninth Amendment to Lease dated as of February 11, 2009.

C.      The parties mutually desire to amend the terms of the Lease to extend the Term, to terminate the Lease with respect to a portion only of Suite 505, and to effect certain related changes, all on and subject to the terms and conditions hereof.

Agreement

Now, therefore, in consideration of the mutual terms and conditions herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1     EFFECT OF AMENDMENT. Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below will be deemed to be part of the Lease and shall supersede, to the extent they differ, any contrary provisions in the Lease as heretofore amended. Terms defined in the Lease shall have the same meanings in this Tenth Amendment, unless a different definition is set forth in this Tenth Amendment. The term Lease as used herein shall be deemed to include the Addenda, each of which may also be referred to separately herein. A true and complete copy of the Lease as heretofore amended is attached hereto as Exhibit A and incorporated herein by reference.

Oyster Point Marina Plaza Tenth Amendment to Office Lease
Kashiwa Fudosan America, Inc.:: Titan Pharmaceuticals, Inc.

2    EFFECTIVE DATE. The amendments and changes specified in this Tenth Amendment shall become effective retroactively on July 1, 2010 (the “Effective Date”). Notwithstanding the foregoing, this Tenth Amendment shall constitute the fully-binding agreement and contract of the parties from and after the date of the parties’ execution and delivery of this Tenth Amendment to each other.

3    SUMMARY TABLE. The Table set forth in 3 of Ninth Amendment is hereby superseded and replaced in its entirety by the following table, which shall constitute the Table under §1.2 of the Lease for all purposes from and after the Effective Date of this Tenth Amendment:

PERIODS	SUITE NO.	RSF	USF	MONTHLY BASE RENT	TENANT’S SHARE BLDG	TENANT’S SHARE COMPLEX	BASE YEAR
July 1, 2010, through June 30, 2011	505	9,255	8,048	$16,196.25	3.993%	1.992%	2010
July 1, 2011, through June 30, 2012	505	9,255	8,048	$16,659.00	3.993%	1.992%	2010
July 1, 2012, through June 30, 2013	505	9,255	8,048	$17,121.75	3.993%	1.992%	2010

In the event of any conflict between the terms contained in the Table and the terms contained in subsequent paragraphs of this Tenth Amendment, the terms of the Table shall control, except as may be expressly varied in any subsequent paragraph of this Tenth Amendment.

4     EXTENSION OF LEASE TERM. The Term of the Lease specified in §1.4 of the Lease as heretofore amended under the Addenda is hereby extended for an additional period of three (3) years commencing on July 1, 2010, and the Expiration Date of the Lease is hereby amended accordingly to June 30, 2013.

4.1     Early Termination Right. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right in its sole and absolute discretion to terminate this Lease effective on June 30, 2012 (the “Early Termination Date”) upon prior written notice given to Landlord not earlier than September 30, 2011, and not later than February 28, 2012 (the “Termination Notice”). If Tenant elects to give Landlord such a Termination Notice, the Lease shall terminate on the Early Termination Date with the same effect as if the Term of the Lease had expired on the Early Termination Date, and Tenant agrees to observe all the terms of the Lease regarding vacation and condition of the Premises upon expiration of the Term in any such case. In consideration of the termination right granted to Tenant hereunder, Tenant agrees to pay to Landlord on the date Tenant delivers its Termination Notice a termination fee equal to Thirty-Five Thousand Three Hundred One Dollars and Sixty Cents ($35,301.60). Tenant’s payment of the Termination Fee when and as required under this §1.4.1 is an express condition precedent to Tenant’s effective exercise of its termination option hereunder; and if Tenant fails to exercise its termination option when and as provided hereunder, including timely payment of the Termination Fee, Tenant’s exercise of its termination option shall be void and of no effect, and the Lease shall remain in effect as if Tenant had not attempted the exercise of its termination option. Time is of the essence of this §1.4.1.

5    CONTRACTION OF PREMISES. Beginning at 11:59 p.m. on the Effective Date, the following spaces (collectively the “Released Spaces”) shall be separately demised and subtracted from Premises, which for the remainder of the Term thereafter shall comprise approximately 9,255 rentable square feet of rentable space for all purposes under the Lease, as shown in the Table as amended under 3 above and as depicted on the space plan (the “Space Plan”) attached hereto as Exhibit B and incorporated herein by reference:

Oyster Point Marina Plaza Tenth Amendment to Office Lease
Kashiwa Fudosan America, Inc.:: Titan Pharmaceuticals, Inc.

(a) approximately 3,900 rentable square feet of space shown on space plan attached hereto as Exhibit C and incorporated herein by reference (the “Released Space A”); and

(b) approximately 746 rentable square feet of space shown on space plan attached hereto as Exhibit D and incorporated herein by reference (the “Released Space B”).

The Lease shall terminate on the Effective Date with respect to the Released Spaces only with the same effect as if the Term had expired with respect thereto.

5.2    Vacation of Released Spaces. On or before June 30, 2010 (the “Vacation Date”), Tenant shall vacate and surrender the Released Spaces to Landlord in broom-clean condition as required under the Lease upon the expiration of the Term. Notwithstanding the foregoing, Tenant may leave its existing furniture and cubicles in the Released Space A, which furniture and cubicles shall be available for the use of and/or purchase by a prospective tenant for the Released Space A on terms and conditions reasonably acceptable to Tenant; provided, that Tenant agrees promptly to remove such furniture and cubicles from the Released Space A upon request from Landlord if the subsequent tenant of the Released Space A does not wish to make use of or purchase the existing furniture and cubicles. Tenant acknowledges and agrees that, from and after the Vacation Date, Landlord will commence the construction of a Building-standard painted and taped demising wall and related work to separate the Released Spaces from the Premises and to prepare the Released Spaces for the occupancy of another tenant from and after the Vacation Date as part of the Work (as defined in 5.1 below).

5.3    Condition Precedent. Notwithstanding anything to the contrary herein, the execution and delivery to Landlord of a lease amendment incorporating the Release Space B into its premises by The Greenspan Company shall be an express condition precedent to the effectiveness of this Tenth Amendment; and if The Greenspan Company fails to execute and deliver such an amendment to Landlord, this Tenth Amendment shall be null, void, and of no force or effect.

6    REDUCED PREMISES BASE RENT. The Base Rent for the Premises specified in §1.5 of the Lease, as heretofore modified in the Addenda, shall be the amounts specified as Monthly Base Rent in the Table above for the various periods and spaces set forth in the Table from and after the Effective Date. In the event of any conflict between the provisions of the Table and those of the Rent Schedule, the Rent Schedule shall prevail.

7    EXTENSION TERM BASE YEAR. As specified in the Table above, the Base Year for the purposes calculating Tenant’s Share of Increased Operating Expenses and Increased Taxes under Article 4 of the Lease as heretofore amended shall be calendar year 2010 from and after the Effective Date.

8    CONDITION OF PREMISES. Except as otherwise expressly provided in this 5 with respect to Landlord’s preparation of the Premises for Tenant’s continued occupancy, Tenant shall accept the Premises, any existing Improvements in the Premises, and the Systems and Equipment serving the same in an “as is” condition on the Effective Date, and Landlord shall have no obligation to improve, alter, remodel, or otherwise modify the Premises in connection with Tenant’s continued occupancy of the Premises from and after the Effective Date.

8.1    Landlord’s Preparation. Landlord shall use reasonable diligence in completing and preparing the Premises for Tenant’s continued occupancy on or before the Effective Date. The facilities, materials, and work to be furnished, installed, and performed in the Premises by Landlord are referred to as the “Work.” Any other installations, materials, and work which may be undertaken by or for the account of Tenant to prepare, equip, decorate, and furnish the Premises for Tenant’s

Oyster Point Marina Plaza Tenth Amendment to Office Lease
Kashiwa Fudosan America, Inc.:: Titan Pharmaceuticals, Inc.

continued occupancy are referred to as the “Tenant’s Work,” which shall include the connection and/or rewiring of Tenant’s telephone and data lines. The parties agree that Landlord’s Work, to be completed at Landlord’s sole cost and expense, shall consist of the following items only:

(i) demolition of a wall connecting the separate suites;

(ii) construction of a Building-standard painted and taped demising wall and related work to separate the Released Spaces from the Premises;

(iii) reconfiguration of the doorway for the file storage room;

(iv) relocation of the PBX and door access systems into a new closet; and

(v) reconfiguration of the energy-management system for the Premises.

8.2     Interference with Tenant’s Business. The parties acknowledge that Tenant shall be in possession of the Premises and shall conduct its business in the Premises during the performance of the Work described in 4.1 above. Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under the Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption, or injury to business arising from Landlord’s performance of the Work or from Landlord’s making any repairs or changes which Landlord is required or permitted to perform by this Tenth Amendment or by any other tenant’s lease or required by law to make in or to any portion of the Complex, Property, Building, or the Premises. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant’s business in the Premises. Landlord agrees to use reasonable efforts to avoid interference with Tenant’s use and occupancy of the Premises during the performance of the Work and agrees to cause the application of paint and any work generating unreasonable noise outside of normal business hours. The parties agree that Landlord shall not be liable for any damages which Tenant may incur during the performance of the Work, except to the extent that Tenant’s actual damages are the result of Landlord’s negligence or wilfull misconduct. In no circumstances shall Landlord be liable to Tenant for business interruption, lost profits, or compensatory or consequential damages of any kind by virtue of Landlord’s Work. Tenant specifically agrees that any interference with Tenant’s use or occupancy of the Premises caused by the performance of the Work shall not constitute a constructive eviction.

8.3     Notice of Defects. It shall be conclusively presumed upon Tenant’s continued actual possession of the Premises from and after the Effective Date that the same were in satisfactory condition (except for latent defects) as of the date of such taking of possession, unless within thirty (30) days after the Effective Date Tenant shall give Landlord notice in writing specifying the respects in which the Premises were not in satisfactory condition.

9       PARKING. The number of parking spaces specified in §28.1 of the Lease as available for Tenant’s use is hereby amended to Thirty-Two (32).

10    SECURITY DEPOSIT. Tenant’s Security Deposit specified in §5.1 of the Lease as heretofore amended shall remain unchanged in consequence of the parties’ execution and delivery of this Tenth Amendment to each other.

11    NO DISCLOSURE. Tenant agrees that it shall not disclose any of the matters set forth in this Tenth Amendment or disseminate or distribute any information concerning the terms, details, or conditions hereof to any person, firm, or entity without obtaining the express written approval of Landlord.

12    DEFINED TERMS. Terms used herein that are defined in the Lease shall have the meanings therein defined, unless a different definition is set forth in this Tenth Amendment. In the event of any conflict

Oyster Point Marina Plaza Tenth Amendment to Office Lease
Kashiwa Fudosan America, Inc.:: Titan Pharmaceuticals, Inc.

In witness whereof, the parties have executed this Tenth Amendment as of the date first above written.

Landlord:		Tenant:

KASHIWA FUDOSAN AMERICA, INC., a California corporation		TITAN PHARMACEUTICALS, INC., a Delaware corporation

By:	TAK Development, Inc., a California corporation	By:

Its:	Attorney-in-Fact		SUNIL BHONSLE
[name typed]

By:
	Toru Iwai, Vice-President 7/26/10.	Its:	President

Digitally signed by Robert L Delsman Reason: Approved as to Legal Form & Sufficiency Location: Berkeley, California Date: 2010.07.18 14:28:51 -07’00’

Oyster Point Marina Plaza Tenth Amendment to Office Lease
Kashiwa Fudosan America, Inc.:: Titan Pharmaceuticals, Inc.
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